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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                     September 29, 2000 (September 15, 2000)



                              VALUESTAR CORPORATION
             (Exact name of registrant as specified in its charter)



             Colorado                     0-22619               84-1202005
             --------                     -------               ----------
 (State or other jurisdiction of      (Commission File       (I.R.S. Employer
        incorporation)                    Number)            Identification No.)


 360-22nd Street, #210, Oakland, California                       94612
 --------------------------------------------                     -----
  (Address of principal executive offices)                      (Zip Code)


                                 (510) 808-1300
                                ----------------
              (Registrant's telephone number, including area code)

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ITEM 5.    OTHER EVENTS

Sale of Series C Convertible Preferred Stock

In September 2000, ValueStar Corporation (the "Company") sold an aggregate of 231,689 shares of Series C Convertible Preferred Stock, par value $0.00025 ("Series C Stock"), at $22.50 per preferred share (each share of which is initially convertible into ten shares of common stock). This sale was made in a private offering. A total of 1,333,333 shares of preferred stock have been authorized and designated by the Company as Series C Stock.

In connection with the sale, the Company issued to the purchasers warrants exercisable at $2.25 per share into an aggregate of 1,158,445 shares of common stock ("Warrants"). These Warrants have a three year term and are callable by the Company if the stock price exceeds $6.00 per share, subject to certain additional conditions.

The aggregate gross proceeds from the sale of the Series C Stock of $5,213,000 included $975,000 in cash from entities affiliated with three directors, including $250,000 from eCompanies Venture Group, L.P.

The Series C Stock has a cumulative dividend of 8% per annum payable when and if declared by the Board of Directors or upon liquidation or conversion.

The dollar amount of the Series C Stock is convertible at the option of the holder into shares of common stock at an initial conversion price, negotiated with outside unaffiliated investors, of $2.25 per share and are automatically converted on the occurrence of the following events:

1. A Qualified Liquidation Event - a qualifying public offering (proceeds of $15 million at a price of at least $5.00 per share and a valuation of at least $40 million) or qualified sale (valuation of at least $40 million and minimum proceeds of $5.00 to $7.00 per common share);

2. A Qualified Liquidity Milestone - a qualifying stock market listing (Nasdaq National Market or New York Stock Exchange and minimum price and trading volume);

3. The conversion of all the shares of the Company's Series A Convertible Preferred Stock ("Series A Stock"); or

4.       A vote of 66-2/3% of outstanding shares of Series C Stock.

The Series C Stock has a liquidation preference, after payment of the preferential amount for the Series A and Series B Stock, of $22.50 per share of Series C Stock plus an additional amount accruing at the rate of 8% per annum.

The Series C Stock has antidilution rights for certain issuances below the conversion price. The Series C Stock has voting rights equal to the number of shares of common stock on an as-converted basis. In addition, as long as there are at least 200,000 shares of Series C Stock issued and outstanding, the holders are entitled, voting as a separate class, to elect one member of the Company's board of directors.

In connection with the sale of Series C Stock, the Company entered into a Registration Rights Agreement with the Series C Stock investors. This agreement provides that within 120 days following the initial closing on September 15, 2000, that the Company will use its best efforts to prepare and file a registration statement on Form S-3 (provided that at such time the Company is



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eligible  to use S-3 and,  if not,  use its best  efforts to prepare  and file a registration statement on Form S-3 at such later date as the Company is so eligible).

While the securities were sold by the Company without an underwriter or cash commission, the Company has agreed to issue to an outside financial advisor warrants to purchase an aggregate of approximately 97,500 shares of common stock at an exercise price of $2.25 per share with a five year term in connection with this transaction.

All of these securities were offered and sold without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption provided by Section 4(2) thereunder and/or Regulation D, Rule 506 and appropriate legends were placed on the Series C Stock and Warrants and will be placed on the shares of common stock issuable upon conversion unless registered under the Act prior to issuance.

The Company incurred cash costs estimated at $35,000 in connection with the offering. The net proceeds of $5,178,000 are intended to supplement working capital.

The descriptions of these transactions are qualified in their entirety by the full text of the agreements attached as exhibits hereto.

Reference is also made to the Company's periodic reports filed with the Securities and Exchange Commission and, in particular, the risk factors set forth therein.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of businesses acquired.
       None

(b) Pro forma financial information.
       None

(c) Exhibits

3.5 Certificate of Designation of Series C Convertible Preferred Stock filed with the Secretary of State of Colorado on September 14, 2000

4.19.4 Third Amendment to Shareholder Agreement between the Company, three institutional investors and certain stockholders of the Company dated as of September 14, 2000

4.29.2 Second Amendment to Investor Rights Agreement between the Company and five Institutional investors dated as of September 14, 2000

4.33 Form of Series C Preferred Stock and Warrant Purchase Agreement dated as of September 14, 2000 between the Company and Series C stock purchasers

4.34 Form of Registration Rights Agreement dated as of September 14, 2000 between the Company and Series C stock purchasers

4.35 Form of three year Warrant exercisable at $2.25 per share between the Company and Series C stock purchasers


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     VALUESTAR CORPORATION



Date: September 29, 2000                             By: /s/ JAMES A. BARNES
                                                        --------------------
                                                        James A. Barnes
                                                        Treasurer and Secretary














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